Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INFINITY NATURAL RESOURCES, INC.

The name of the corporation is Infinity Natural Resources, Inc. (the “Corporation”). The Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was originally filed with the Secretary of State of the State of Delaware on May 15, 2024. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of the stockholders in accordance with Section 228 of the DGCL. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is Infinity Natural Resources, Inc.

ARTICLE II

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 600,000,000 shares, consisting of three classes of stock as follows: (A) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (B) 400,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (C) 150,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2 Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the undesignated shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

Section 4.3 Common Stock.

(A) Voting Rights.

(1)

Except as provided in Article VI, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(2)

Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(B) Dividends.

(1)

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(2)	Dividends shall not be declared or paid on the Class B Common Stock.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Retirement of Class B Common Stock. In the event that any outstanding share of Class B Common Stock is not held by the holder of the associated Common Unit (as defined in the Second Amended and Restated Limited Liability Company Agreement of Infinity Natural Resources, LLC, a Delaware limited liability company, as amended from time to time (the “LLC Agreement”)), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration, may not be reissued, and thereupon shall automatically be retired.

(E) Split, Subdivision, Combination or Reclassification of Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, combined or reclassified unless the outstanding shares of the other class shall be concurrently proportionately split, subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record or effective date for such split, division or combination or reclassification.

(F) Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Common Units (excluding those Common Units held by the Corporation) and the cancellation of the accompanying shares of Class B Common Stock for shares of Class A Common Stock pursuant to the terms of the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of Common Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

ARTICLE V

Section 5.1 Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at any time when Pearl Energy Investments L.P. (“Pearl”) Beneficially Owns, in the aggregate, less than thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.2 Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when Pearl Beneficially Owns, in the aggregate, less than thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1 Board of Directors.

(A) Except as provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board; provided that, at any time Pearl Beneficially Owns (as defined below), in the aggregate, at least thirty-five percent (35%) in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolution adopted by the stockholders by written consent in lieu of a meeting. Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

(B) Without limiting Pearl’s rights under the DGCL, this Certificate of Incorporation or otherwise, Pearl shall have the right (but not the obligation) to designate up to a number of individuals for election as directors consistent with clauses (1) through (5) of this Section 6.1(B), and the Corporation shall include such individuals as nominees for election as directors at each meeting of stockholders of the Corporation at which directors are to be elected, that, if elected, will result in Pearl having a number of director designees serving on the Board as follows:

(1)

any time when Pearl Beneficially Owns, in the aggregate, at least fifty percent (50%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals representing a majority of the total number of directors constituting the entire Board;

(2)

any time when Pearl Beneficially Owns, in the aggregate, less than fifty percent (50%) but at least thirty percent (30%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals proportionate to Pearl’s beneficial ownership of the voting power of the common stock of the Corporation entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than three (3);

(3)

any time when Pearl Beneficially Owns, in the aggregate, less than thirty percent (30%) but at least twenty percent (20%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals proportionate to Pearl’s beneficial ownership of the voting power of the common stock of the Corporation entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than two (2);

(4)

any time when Pearl Beneficially Owns, in the aggregate, less than twenty percent (20%) but at least ten percent (10%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: one (1); and

(5)

any time when Pearl Beneficially Owns, in the aggregate, less than 10 percent (10%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: zero (0).

(C) Without limiting NGP’s rights under the DGCL, this Certificate of Incorporation or otherwise, NGP shall have the right (but not the obligation) to designate one (1) individual for election as a director any time when NGP Beneficially Owns, in the aggregate, at least ten percent (10%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and the Corporation shall include such individual as a nominee for election as a director at each meeting of stockholders of the Corporation at which directors are to be elected, that, if elected, will result in NGP having one (1) director serving on the Board.

(D) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided that notwithstanding anything to the contrary set forth herein or otherwise, for so long as Pearl has the right to designate for nomination any individual under Section 6.1(B), Pearl shall have the exclusive right to fill any vacancy created by reason of death, resignation, retirement, disqualification or removal of any individual so designated for nomination or appointed by Pearl (and, notwithstanding anything to the contrary set forth herein or otherwise, the shares of Common Stock held by Pearl shall be the only shares of Common Stock entitled to vote on such matter, and the shares of Common Stock owned by any other holders shall have no voting rights with respect to such matter). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided that notwithstanding anything to the contrary set forth herein or otherwise, for so long as Pearl has the right to designate for nomination any individual under Section 6.1(B), the shares of Common Stock held by Pearl shall be the only shares of Common Stock entitled to vote on the removal without cause of such individual, and the shares of Common Stock owned by any other holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights with respect to such matter.

(F) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, such additional directors shall cease to be qualified to serve as such additional directors and the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

(G) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(H) For purposes of this Article VI, “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

ARTICLE VII

Section 7.1 Limitation on Liability of Directors and Officers.

(A) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. All references in this Article VII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Certificate of Incorporation (including any certificate of designation) in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board by the DGCL (any such person, a “141(a) Person”).

(B) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation or 141(a) Person existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time when Pearl Beneficially Owns, in the aggregate, at least thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. At any time when Pearl Beneficially Owns, in the aggregate, less than thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 8.2 Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board; provided, however, that at any time when Pearl Beneficially Owns, in the aggregate, at least thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of Pearl.

Section 8.3 Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

ARTICLE IX

Section 9.1 Corporate Opportunities.

(A) In recognition and anticipation that (1) certain directors, principals, officers, employees and/or other representatives of Pearl, NGP XI US Holdings, L.P. (“NGP”) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (2) Pearl, NGP and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (3) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to address certain classes or categories of business opportunities as they may involve Pearl, the Non-Employee Directors or their respective Affiliates (collectively, the “Identified Persons” and, individually, an “Identified Person”).

(B) To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(C) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (3) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article IX, (1) “Affiliate” shall mean (i) in respect of Pearl, any Person that, directly or indirectly, is controlled by Pearl, controls Pearl or is under common control with Pearl and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of NGP, any Person that, directly or indirectly, is controlled by NGP, controls NGP or is under common control with NGP and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (iii) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (iv) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (2) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

Section 10.1 DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 10.2 Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with (or involving in any manner contemplated by the definition of “business combination” below) any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(A) prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(B) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(C) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

Section 10.3 Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article X shall not apply if:

(A) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(B) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this Section 10.3(B); (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board; and (3) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined below) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 10.3(B).

Section 10.4 For purposes of this Article X, references to:

(A) “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(B) “associate,” when used to indicate a relationship with any person, shall mean (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(C) “business combination” shall mean:

(1)

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (i) the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

(2)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3)

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except (i) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this Section 10.4(C)(3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4)

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in clauses (1) through (4) of this Section 10.4(C)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(D) “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 promulgated under the Exchange Act as such rule is in effect as of the date of this Certificate) have control of such entity;

(E) “interested stockholder” shall mean any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. Notwithstanding anything in this Article X to the contrary, the term “interested stockholder” shall not include (x) Pearl, NGP or any of their current or future affiliates (so long as such affiliate remains an affiliate and such affiliates shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries), any direct or indirect transferees of Pearl, NGP or any of their current or future affiliates, or any other person with whom Pearl, NGP or any of their current or future affiliates is or are in the future acting as a group or with whom Pearl, NGP or any of their affiliates has or in the future will have an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of stock of the Corporation or (y) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that, for purposes of this clause (y) only, such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person; provided that, for the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(F) “owner,” including the terms “own” and “owned,” when used with respect to any stock, shall mean a person that individually or with or through any of its affiliates or associates beneficially owns such stock, directly or indirectly; or has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (2) of this Section 10.4(F)) or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock;

(G) “person” shall mean any individual, corporation, partnership, unincorporated association or other entity;

(H) “stock” shall mean, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(I) “voting stock” shall mean, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of votes of such voting stock.

Section 10.5 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (2) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 10.6 Forum.

(A) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (7) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section 10.6(A) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

(C) To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.6.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by Zack Arnold, its President and Chief Executive Officer, this 30th day of January, 2025.

INFINITY NATURAL RESOURCES, INC.

By:	/s/ Zack Arnold
Name: Zack Arnold
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Infinity Natural Resources, Inc.]